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                                                                   EXHIBIT 23.03

The Board of Directors

Nakornthai Strip Mill Public Company Limited:

    We consent to the use of our audit report dated February 14, 1998, except as to Note 21, which is as of May 12, 1998, on the financial statements of Nakornthai Strip Mill Public Company Limited as of December 31, 1995, 1996 and 1997, and for each of the years then ended, included herein, and to the references to our firm under the headings "Summary Financial Information", "Selected Financial Data" and "Experts" in the prospectus.

Peat Marwick Suthee Limited

Bangkok, Thailand

June 10, 1998